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                                                                Exhibit 3.(i)1



                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        BIOSITE DIAGNOSTICS INCORPORATED


         Biosite Diagnostics Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST.  The name of the corporation is Biosite Diagnostics
Incorporated.

         SECOND. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was March 30, 1988.

         THIRD. The Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE 1.

         The name of the corporation is Biosite Diagnostics Incorporated.

                                   ARTICLE 2.

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3.

         The nature of the business or purposes to be conducted or promoted is medical diagnostic products and otherwise to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE 4.

         (A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Twenty Million Three Hundred Twenty-Eight Thousand Eight Hundred Forty-Seven (20,328,847) of which Twelve Million (12,000,000) shares of the par value of One Cent ($.01) each shall be Common Stock (the "Common Stock") and Eight Million Three Hundred Twenty-Eight Thousand Eight Hundred Forty-




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Seven (8,328,847) shares of the par value of One Cent ($.01) each shall be
Preferred Stock (the "Preferred Stock").

         The Preferred Stock shall be designated the "Series A Preferred Stock," the "Series B Preferred Stock," the "Series C Preferred Stock," the "Series D Preferred Stock" and the Series E Preferred Stock, which series shall consist of 610,000 shares, 2,156,336 shares, 2,204,167 shares, 1,900,010 shares and 1,458,334 shares, respectively.

         Subject to Section 6, the Preferred Stock may be issued from time to time in one or more series. Except for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors is also authorized to determine or alter the rights (including, but not limited to, the voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable law of the State of Delaware.

         (B) Rights, Preferences and Restrictions of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the respective voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

         1.  Dividend Provisions.

         (a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.08 per share of Series A Preferred Stock per annum, $.1278 per share of Series B Preferred Stock per annum, $.216 per share of Series C Preferred Stock per annum, $.27 per share of Series D Preferred Stock per annum and $.432 per share of Series E Pre-




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ferred Stock per annum, payable quarterly when, as and if declared by the Board of Directors.

         (b) Dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall not be cumulative, and no rights under this Section 1 shall accrue to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, by reason of the fact that the corporation may have failed to declare or pay dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, in any previous fiscal year of the corporation, whether or not the earnings of the corporation were sufficient to pay such dividends.

         (c) Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends are declared with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, the same percentage of the dividend rate of each such series of Preferred Stock will be payable to each such series of Preferred Stock.

         2.  Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series E Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (a) $1.00 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), (b) $1.42 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), (c) $2.40 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), (d) $3.00 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and (e) in each case, an amount equal to all declared but unpaid dividends thereon to and including the date full payment shall be tendered to the holders of such Preferred Stock with respect to such liquidation, dissolution or winding up.
If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution





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shall be distributed ratably among the holders of Series A Preferred Stock,
Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

         (b) Upon the completion of the distribution required by section (a) above, if assets remain in this corporation, the holders of Series E Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (f) $4.80 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price"), and (g) an amount equal to all declared but unpaid dividends thereon to and including the date full payment shall be tendered to the holders of such Preferred Stock with respect to such liquidation, dissolution or winding up. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

         (c) Upon the completion of the distribution required by sections (a) and (b) above, if assets remain in this corporation, the holders of Common Stock shall receive an amount equal to $.07 per share (adjusted to reflect any stock splits, stock dividends or other recapitalizations).

         (d) After the distributions described in sections (a), (b) and (c) above have been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all Preferred Stock).

         (e) Notwithstanding anything set forth above, if upon any liquidation, dissolution or winding up of this corporation, the amount available for distribution to the holders of Common Stock (assuming conversion of all outstanding shares of Preferred Stock) would equal or exceed an amount per share equal to the Reference Amount (as defined below) in effect at the time of such liquidation, dissolution or winding up of this corporation, then all assets of this corporation shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based upon





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the number of shares of Common Stock held by each such holder (assuming conversion of all Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock). The Reference Amount shall be an amount equal to: $4.15 on or before June 7, 1993; $4.98 subsequent to June 7, 1993 and on or before June 7, 1994; $5.97 subsequent to June 7, 1994 and on or before June 7, 1995; $7.17 subsequent to June 7, 1995 and on or before June 7, 1996; and $7.50 subsequent to June 7, 1996.

         (f) A consolidation or merger of this corporation or sale of all or substantially all of its assets shall be deemed to be a liquidation for all purposes of this Section 2, unless stockholders of this corporation are holders of at least 50% of the voting equity securities of the surviving corporation.

         3.  Redemption.

         (a) On or at any time after June 7, 1997, upon the receipt by this corporation from the holders of 66-2/3% of the votes represented by the then outstanding shares of Preferred Stock, voting as one class in accordance with
Section 5, of their written consent to redemption hereunder of their respective shares, this corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Preferred Stock hereunder by paying in cash therefor a sum per share equal to $1.10 per share of the Series A Preferred Stock, $1.56 per share of the Series B Preferred Stock, $2.64 per share of the Series C Preferred Stock, $3.30 per share of the Series D Preferred Stock and $5.28 per share of the Series E Preferred Stock, respectively, together with any declared but unpaid dividend on such shares to the Redemption Date (such total amounts are hereinafter referred to as the "Redemption Price").

         (b) (i) In the event of any redemption of only a part of the then outstanding Preferred Stock, this corporation shall effect such redemption pro rata among the outstanding shares of Preferred Stock based upon the number of shares of each such series outstanding. Such redemption shall be effected pro rata within each series according to the number of shares held by each holder thereof.

         (ii) At least 30, but no more than 60 days prior to the date fixed for any redemption of Preferred Stock (a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this corporation is





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located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate, and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(b)(iii), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares being redeemed as holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.

         If the funds of this corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares pro rata between each series according to the number of outstanding shares of each series and pro rata among the holders of a series according to the number of shares held by each holder thereof. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         (iv) Three days prior to the Redemption Date, this corporation shall deposit the Redemption Price of all outstanding shares of Preferred Stock designated for redemption in the





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Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, to the holders thereof upon surrender of their certificates. Any moneys deposited by this corporation pursuant to this subsection 3(b)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this subsection 3(b)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this corporation, provided that the stockholder to which such moneys would be payable hereunder shall be entitled, upon proof of its ownership of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, and payment of any bond requested by this corporation, to receive such moneys but without interest from the Redemption Date.

         4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a)  Incidents Causing Conversion.

         (i) Voluntary Conversion. Some or all of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as designated by the holder thereof, shall be converted into shares of Common Stock pursuant to subsection 4(c) upon the election of the holder of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock effected pursuant to subsection 4(b)(i).

         (ii) Automatic Conversion. All outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be automatically converted into shares of Common Stock pursuant to subsections 4(b)(ii) and 4(c) immediately upon the occurrence of the closing of the issuance of shares of Common Stock of this corporation in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the gross proceeds received by this corporation exceed $7,500,000 and the





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public offering price per share of Common Stock is not less than $9.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).

         (b)  Mechanics of Conversion.

         (i) Voluntary Conversion. As a condition to any conversion of Preferred Stock into shares of Common Stock pursuant to the voluntary conversion privilege set forth in subsection 4(a)(i), the holder of Preferred Stock to be converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any authorized transfer agent for such stock, along with a written notice of his election to convert the same, which notice shall specifically designate the number of shares of Preferred Stock which the holder elects to convert. The corporation or the transfer agent shall, promptly thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled and a certificate or certificates for the number of shares of Preferred Stock represented by the surrendered certificate but not converted. The effective date of such conversion shall be the date upon which a proper notice and the duly endorsed certificate or certificates are received by the corporation or the transfer agent.

         (ii) Automatic Conversion. In the event of an automatic conversion of all outstanding shares of Preferred Stock pursuant to subsection 4(a)(ii), the effective date of such conversion shall be the date of the occurrence of the event that triggered such automatic conversion. Notwithstanding the fact that such conversion shall be deemed to have taken place automatically, each holder of outstanding shares of Preferred Stock so converted shall be obligated to surrender to the corporation all certificates representing his shares of Preferred Stock so converted, the satisfaction of which obligation shall be a condition to the corporation's obligation to issue a certificate representing the shares of Common Stock he received upon such automatic conversion.

         (c) Conversion Ratio. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to be converted into shares of Common Stock shall be converted into the number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price and the Original Series E Issue Price, respectively, by the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect for such shares on the effective date of conversion. The initial Series A Conversion Price shall be the





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Original Series A Issue Price, the initial Series B Conversion Price shall be the Original Series B Issue Price, the initial Series C Conversion Price shall be the Original Series C Issue Price, the initial Series D Conversion Price shall be the Original Series D Issue Price and the initial Series E Conversion Price shall be the Original Series E Issue Price, respectively; provided, however, that the Conversion Price for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

         (d)  Adjustment of Conversion Price for Diluting Issues, etc.

         (i) Certain Definitions. As used in this Section 4, the following terms have the following respective meanings:

                 (A) Options: rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities;

                 (B) Convertible Securities: any evidences of indebtedness, shares of stock (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock;

                 (C) Issue; Issued: with respect to any security (including Options), the grant, issue, sale or assumption thereof, as the case may be; and

                 (D) Additional Shares of Common Stock: For purposes of adjusting the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price, "Additional Shares of Common Stock" are all shares (including reissued shares) of Common Stock Issued (or, pursuant to subsection 4(d)(ii), deemed to be Issued) by the corporation after July 21, 1989 without consideration or for a consideration (determined pursuant to subsection 4(d)(vi)) per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect on the date of and immediately prior to such Issue, whether or not subsequently reacquired or retired by the corporation, other than:

                 (aa) shares of Common Stock Issued upon conversion of Series A Preferred Stock, Series B Pre-





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         ferred Stock, Series C Preferred Stock, Series D Preferred Stock or
         Series E Preferred Stock, as the case may be;

                 (bb) 1,011,000 shares of Common Stock Issued to employees, directors, consultants or advisors under a stock plan, through the corporation's stock purchase or stock option agreements approved by the Board of Directors and such other number of shares of Common Stock as may be fixed by written consent of the holders of a majority of the outstanding shares of Preferred Stock of this corporation and by the Board of Directors of this corporation, issuable or issued to employees, directors, consultants or advisors of this corporation directly or pursuant to a stock option or a restricted stock purchase plan approved by the stockholders and directors of this corporation; and

                 (cc) shares of Common Stock currently outstanding or hereafter issued under subsection 4(d)(i)(D)(bb) which are sold to employees, directors, consultants or advisors of the corporation after such shares have been repurchased from other employees, directors, consultants or advisors of the corporation upon the termination of their employment with the corporation.

         For the purposes of this subsection 4(d)(i)(D) and the first paragraph of subsection 4(d)(ii)(A) below, if different shares of Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock have more than one Conversion Price as a result of a waiver of adjustment of Conversion Price under subsection 4(d)(v), the Conversion Price for Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, as the case may be, shall be the lowest Conversion Price in effect with respect to shares of Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, respectively.

         (ii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                 (A) Options and Convertible Securities. In case the corporation at any time or from time to time after the effective date hereof shall Issue any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to the provisions contained therein for a sub-





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
         sequent adjustment of such number) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such Issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been Issued for purposes of adjusting the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price unless the consideration per share (determined pursuant to subsection 4(d)(vi)) of such Additional Shares of Common Stock would be less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect on the date of and immediately prior to such Issue, or such record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be Issued:

                 (1) no further adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, shall be made upon the subsequent Issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

                 (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, computed upon the original Issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;





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                 (3)  upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, computed upon the original Issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                 (aa) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock Issued were the shares of Common Stock, if any, actually Issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the Issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the Issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                 (bb) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually Issued upon the exercise thereof were Issued at the time of the Issue of such Options, and the consideration received therefor was the consideration actually received by the corporation (determined pursuant to subsection 4(d)(vi)) upon the Issue of the Convertible Securities with respect to which such Options were actually exercised;

                 (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, by an amount in excess of the amount of the adjustment thereof originally made in respect of the Issue of such Options or Convertible Securities; and

                 (5) in the case of any Options which expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, shall be made until the expiration or exercise of all such Options,





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         whereupon such adjustment shall be made in the manner provided in clause (3) above.

                 (B) Stock Splits; Stock Dividends. In case the corporation at any time or from time to time after the effective date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, Additional Shares of Common Stock shall not be deemed to have been Issued as a result thereof; provided, however, that if the corporation shall at any time or from time to time after the effective date hereof effect a subdivision of the outstanding Common Stock (and not effect a corresponding subdivision of Preferred Stock) the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; and provided, further, that if the corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect by a fraction:

                 (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                 (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

         Notwithstanding anything herein to the contrary, with respect to each such series of Preferred Stock, no Additional Shares of Common Stock shall be deemed to be Issued as the result of the distribution as a dividend of Common Stock, or Options or Convertible Securities, as to which such series of Preferred Stock participates pro rata with all holders receiving such dividend on an as-converted basis.

         (iii) Adjustment of Conversion Price of Series A, Series B and Series E Preferred Stock for Sales at Less Than the Conversion Price. In case the corporation shall Issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be Issued pursuant to subsection 4(d)(ii)) then and in each such case, the Series A Conversion Price, Series B Conversion Price or Series E Conversion Price, as the case may be, in effect on the date of and immediately prior to such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price or Series E Conversion Price by a fraction:

                 (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Issue (for purposes of this calculation only, including in the number of shares of Common Stock outstanding the number of shares of Common Stock presently issuable upon the conversion of all outstanding shares of Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so Issued would purchase at such Series A Conversion Price, Series B Conversion Price or Series E Conversion Price, as the case may be, and

                 (y) the denominator of which shall be the number of shares of Common Stock (for purposes of this calculation only, including in the number of shares of Common Stock outstanding the number of shares of Common Stock presently issuable upon the conversion of all outstanding shares of Preferred Stock) outstanding immediately prior to such Issue plus the number of such Additional Shares of Common Stock so Issued, provided that the Series A Conversion Price, the Series B Conversion Price or the Series E Conversion Price shall not be so reduced at such time if the amount of any such reduction would be an amount less than two cents, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate two cents or more. For the purposes of this subsection 4(d)(iii), immediately after any Additional Shares of Common Stock are deemed Issued pursuant to subsection 4(d)(ii), such Additional Shares of Common Stock shall be deemed to be outstanding. Any series of issuances of Additional Shares of Common Stock consisting of Common Stock or the same series of Preferred Stock, Issued at the same price and occurring within a six-month period, shall be treated as one issuance of Additional Shares of Common Stock for the purposes of this calculation.

         (iv) Adjustment of Conversion Price of the Series C and Series D Preferred Stock for Sales at Less Than the Conversion Price. In case the corporation shall Issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be Issued pursuant to subsection 4(d)(ii)) then and in each such case, the applicable Series C Conversion Price or Series D Conversion Price, as the case may be, in effect on the date of and immediately prior to such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest cent) determined by multiplying such Series C Conversion Price or Series D Conversion Price by a fraction:

                 (x) the numerator of which shall be the number of shares of Common Stock issuable upon the conversion of all shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, plus the number of shares of Common Stock issued upon any conversion of previously outstanding shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so Issued would purchase at such Series C Conversion Price or Series D Conversion Price, and

                 (y) the denominator of which shall be the number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, plus the number of shares of Common Stock issued upon any conversion of previously outstanding shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, plus the number of such Additional Shares of Common Stock so Issued, provided that the applicable Series C Conversion Price or Series D Conversion Price shall not be so reduced at such time if the amount of any such reduction would be an amount less than two cents, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate two cents or more. For the purposes of this subsection 4(d)(iv), immediately after any Additional Shares of Common Stock are deemed Issued pursuant to subsection 4(d)(ii), such

Additional Shares of Common Stock shall be deemed to be outstanding. Any series of issuances of Additional Shares of Common Stock consisting of Common Stock or the same series of Preferred Stock, Issued at the same price and occurring within a six-month period, shall be treated as one issuance of Additional Shares of Common Stock for the purposes of this calculation.

         (v) Waiver of Adjustment of Series C, Series D and Series E Conversion Price. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, pursuant to subsections 4(d)(iii) and 4(d)(iv) may be waived with respect to any specific share or shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection 4(d)(v) shall bind all future holders of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of Conversion Price under this subsection 4(d)(v) results in different Conversion Prices for shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, the Secretary of the corporation shall maintain a written ledger identifying the Conversion Price for each share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. Such information shall be made available to any person upon request.

         (vi) Computation of Consideration. For the purposes of this subsection 4(d), the consideration received by the corporation for the Issue of any Additional Shares of Common Stock shall be computed as follows:

                 (A)  Nature of Consideration.      Such consideration shall,

                 (1) insofar as it consists of cash, be computed at the gross amount of cash received by the corporation, excluding amounts paid or payable for accrued interest or accrued dividends, before deducting any expenses paid or incurred by the corporation and any commissions and compensation paid and concessions and discounts allowed to underwriters, dealers or others performing similar services in connection with such Issue;

                 (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such Issue, as determined in good faith by the Board of Directors (provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the corporation); and

                 (3) in case Additional Shares of Common Stock are Issued together with other stock or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration received with respect to the Additional Shares of Common Stock, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                 (B) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been Issued pursuant to subsection 4(d)(ii)(A), relating to Options and Convertible Securities, shall be determined by dividing:

                 (x) the total amount, if any, received or receivable by the corporation as consideration for the Issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                 (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (e) Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (f)  Fractional Shares and Certificate as to Adjustments.

         (i) No fractional shares shall be issuable upon conversion; and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If a fractional share interest arises upon any conversion of Preferred Stock, the corporation shall eliminate such fractional share interest upon payment to the former holder of such converted stock of an amount of cash computed by multiplying such fractional interest by the current market value of a full share of Common Stock.

         (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent certified public accountants selected by the corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, furnish or cause to be furnished to such holder a certificate setting forth the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price or the Series E Conversion Price, as the case may be, in effect for such holder's shares upon the date thereof and the series of adjustments and readjustments leading to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be.

         (g) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (h) Notices. Any notice required to be given to holders of shares of Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the corporation, or upon personal delivery to the aforementioned address.

         In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         5. Voting Rights. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock could then be converted. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         6. Protective Provisions. So long as shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting in accordance with Section 5):

         (a) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares; or

         (b) create any new class or series of stock (h) having a preference over, or being on a parity with the outstanding Preferred Stock with respect to voting, dividends or upon liquidation or redemption, or (i) having rights equal or superior to any of the rights of the Preferred Stock under this Section 6;

         (c) declare or pay any dividend on any securities junior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock; or

         (d) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of.

In accordance with Delaware law, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (voting in accordance with Section 5) alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely, without so affecting the entire class of Preferred Stock.

In accordance with Delaware law, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (voting in accordance with Section 5) alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely, without so affecting the entire class of Preferred Stock.

In accordance with Delaware law, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock (voting in accordance with Section 5) alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely, without so affecting the entire class of Preferred Stock.

         7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation, and the Restated Certificate of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

         8. No Preemptive Rights. The holders of Preferred Stock shall not have any preemptive rights.

         (C)  Common Stock.

         1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

         2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

         3. Dividends. Subject to the preferential rights of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

         4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, Common Stock shall be entitled to receive assets of the corporation as provided by this Restated Certificate of Incorporation.

         5. No Preemptive Rights. The holders of Common Stock shall not have any preemptive rights.

                                   ARTICLE V

         The corporation is to have perpetual existence.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                 (A) The board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

                 (B) Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                 (C) The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

                                   ARTICLE VII

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit.

                                   ARTICLE VIII

         The corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         FOURTH. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation.

         FIFTH. This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with sections 228, 245 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in section 228.

         IN WITNESS WHEREOF, said Biosite Diagnostics Incorporated has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President, Kim D. Blickenstaff, and its Secretary, Kim D. Blickenstaff, this 25th day of November, 1992.




                                       BIOSITE DIAGNOSTICS INCORPORATED



                                       By    /s/  KIM D. BLICKENSTAFF
                                         ----------------------------------
                                                  Kim D. Blickenstaff
                                                        President

Attest:



/s/  KIM D. BLICKENSTAFF
------------------------------
     KIM D. Blickenstaff
         Secretary